===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
                                                Commission Only (as permitted
[ ]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       Parametric Technology Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                       PARAMETRIC TECHNOLOGY CORPORATION

                             128 TECHNOLOGY DRIVE
                               WALTHAM, MA 02453

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        To be held on February 10, 2000

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation ("PTC") at the Boston-Newton Marriott Hotel, 2345 Commonwealth Avenue, Newton, MA 02466 on Thursday, February 10, 2000 at 9:00 a.m., local time. At this year's Annual Meeting, we will ask you to:

    1.  Elect three Class I directors to serve for the next three years.

    2. Amend PTC's Articles of Organization to increase the number of shares of common stock PTC is authorized to issue from 350,000,000 to 500,000,000.

    3. Approve PTC's 2000 Employee Stock Purchase Plan in order to obtain beneficial tax treatment for participants.

    4.  Approve PTC's 2000 Equity Incentive Plan.

    5. Consider other business that may further or relate to the foregoing.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on December 15, 1999. Along with this Proxy Statement, we are sending you PTC's 1999 Annual Report to Stockholders, including our Annual Report on Form 10-K with our consolidated financial statements.

                                          By Order of the Board of Directors,

                                          DAVID R. FRIEDMAN, Senior Vice
                                           President, General Counsel and
                                           Clerk

Waltham, Massachusetts
January  , 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR ON THE INTERNET, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING...........................   1
  Why Did You Send Me this Proxy Statement?...............................   1
  How Many Votes Do I Have?...............................................   1
  How Do I Vote by Proxy?.................................................   1
  How Do I Vote by Telephone or Via the Internet?.........................   1
  May I Revoke My Proxy?..................................................   2
  How Do I Vote in Person?................................................   2
  What Is the Effect of Broker Non-Votes and Abstentions?.................   2
  Is Voting Confidential?.................................................   2
  What Are the Costs of Soliciting these Proxies?.........................   2
  How Do I Obtain an Annual Report on Form 10-K?..........................   3
  Where Can I Find the Voting Results?....................................   3
  Whom Should I Call If I Have Any Questions?.............................   3

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS.............   3
  Proposal 1: Elect Three Directors.......................................   3
  Proposal 2: Approve an Amendment to Our Articles of Organization to
  Increase the Number of Authorized Shares of Common Stock We May Issue
  from 350,000,000 to 500,000,000.........................................   4
  Proposal 3: Approve Our 2000 Employee Stock Purchase Plan in Order to
  Obtain Beneficial Tax Treatment for Participants........................   5
  Proposal 4: Approve Our 2000 Equity Incentive Plan......................   6
  Other Matters...........................................................   9

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP..............................  10
  Which Stockholders Own at least 5% of PTC?..............................  10
  How Much Stock is Owned By Directors and Officers?......................  10
  Section 16(a) Beneficial Ownership Reporting Compliance.................  11

INFORMATION ABOUT THE DIRECTORS...........................................  11
  Who are Our Directors?..................................................  11
  Board Meetings..........................................................  12
  Are Our Directors Independent?..........................................  12
  The Committees of the Board.............................................  12
  How We Compensate Our Directors.........................................  13
  Information About Certain Insider Relationships.........................  14

INFORMATION ABOUT EXECUTIVE COMPENSATION..................................  15
  Summary Compensation Table..............................................  15
  Option Grants in Fiscal 1999............................................  16
  Aggregated Option Exercises During Fiscal 1999 and Year-End Option
   Values.................................................................  17
  Report of the Compensation Committee....................................  17
  Stock Performance Graph.................................................  18
  Employment Agreements with Executive Officers...........................  19

INFORMATION ABOUT OUR AUDITORS............................................  20

INFORMATION ABOUT STOCKHOLDER PROPOSALS...................................  20

APPENDIX A--Parametric Technology Corporation 2000 Employee Stock Purchase Plan

APPENDIX B--Parametric Technology Corporation 2000 Equity Incentive Plan

           PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION

                      2000 ANNUAL MEETING OF STOCKHOLDERS

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

As a stockholder, you have a right to attend and vote at the Parametric Technology Corporation (PTC) 2000 Annual Meeting of Stockholders. If you attend the Annual Meeting, you may vote your shares directly. However, if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support on each of the proposals presented.

There are two parts to our proxy solicitation: this proxy statement and the enclosed voting instruction form (which may also be called a "proxy card"). The proxy statement explains the matters to be voted on at the Annual Meeting and PTC's reasons for proposing them. You use the voting instruction form to authorize your shares to be voted as you wish.

To vote, simply complete, sign and return the form, and your shares will be voted as you direct. If you wish, in most cases, you may vote by telephone or via the Internet instead.

We will begin mailing this proxy statement on January , 2000 to all stockholders entitled to vote. If you owned PTC common stock at the close of business on December 15, 1999, you are entitled to vote. On that date, there were 274,178,008 shares of PTC common stock outstanding. PTC common stock is our only class of voting stock.

How Many Votes Do I Have?

You have one vote for each share of PTC common stock that you owned at the close of business on December 15, 1999. Your proxy card or other voting instruction form indicates the number.

How Do I Vote by Proxy?

When you return your voting instruction form, or vote by telephone or via the Internet, before the meeting, you are giving your "proxy" to the individuals we have designated to vote your shares as you direct at the meeting. If you sign the form but do not make specific choices, they will vote your shares for each agenda item as recommended by the Board. If any matter not listed in the Notice of Meeting is presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the meeting other than those discussed in this Proxy Statement.

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed voting instruction form and to return it promptly in the envelope provided. Returning the form will not affect your right to attend the Annual Meeting and vote.

How Do I Vote by Telephone or Via the Internet?

Instead of submitting your vote by mail on the enclosed voting instruction form, you may vote by telephone or via the Internet. Please note that there are separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in "street name" (that is, in the name of a brokerage firm or bank which holds your securities account). In either case, you must follow the procedures described on your voting instruction form.

The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

We encourage you to vote via the Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you via e-mail. This lowers costs and speeds delivery.

May I Revoke My Proxy?

Yes. You may change your mind after you send in your voting instructions by following any of these procedures. For a registered stockholder to revoke a proxy:

  .  Send in another signed voting instruction form with a later date; or

  . Send a letter revoking your proxy to PTC's Clerk at the address indicated on page 20 under "Information About Stockholder Proposals"; or

  . Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

A holder of stock in street name must follow the procedures required by the brokerage firm or bank to revoke a proxy. You should contact that firm directly for more information on these procedures.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the direct or indirect (beneficial) owner of the shares on December 15, 1999 in order to be admitted to the meeting. To be able to vote, you will need to obtain a "legal proxy" from the holder of record.

What Is the Effect of Broker Non-Votes and Abstentions?

If your shares are held in street name, the broker or bank may vote your shares on all four proposals even if it does not receive instructions from you. Because the proposal to increase our authorized common stock must be approved by vote of a majority of the shares outstanding, if you abstain from voting or if your broker or bank does not vote on the proposal, it will count as a vote against that proposal. However, because the directors elected at the meeting will be those receiving the highest number of votes and the stock plans may be approved by vote of a majority of the shares actually voting, if you abstain from voting or if your broker or bank does not vote on any of those proposals, it will not count as a vote against those proposals.

Is Voting Confidential?

We maintain a policy of keeping all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing a shareholder name.

What Are the Costs of Soliciting these Proxies?

PTC will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. In addition, Georgeson Shareholder Services is assisting us with the solicitation of proxies for a fee of approximately $7,500, plus out-of-pocket expenses. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

How Do I Obtain an Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended September 30, 1999, was included with this Proxy Statement and is available on our Web site at www.ptc.com. If you would like another copy, we will send you one without charge. Please write to:

  Investor Relations
  Parametric Technology Corporation
  128 Technology Drive
  Waltham, MA 02453

or by telephone at (781) 398-5000 or e-mail at investor@ptc.com.

Where Can I Find the Voting Results?

We will publish the voting results on PTC's Website at www.ptc.com following the Annual Meeting and in our Form 10-Q for the second quarter of 2000, which we file with the SEC in May 2000.

Whom Should I Call If I Have Any Questions?

If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 398-5000 or e-mail at investor@ptc.com.

         DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

The board has nominated three current directors--Donald K. Grierson, Oscar B. Marx, III and Noel G. Posternak--for new, three-year terms and recommends that you vote for their re-election. The Board has approved an increase of 150,000,000 in the number of shares of common stock that PTC is authorized to issue, and recommends that you vote for that increase. In addition, the board has approved a new Employee Stock Purchase Plan and recommends that you vote to approve the plan in order to obtain certain beneficial tax treatment for employees participating in that plan under Section 423 of the Internal Revenue Code. The board has also approved a new Equity Incentive Plan and recommends that you vote for approval of that plan.

Proposal 1: Elect Three Directors

The first proposal on the agenda for the Annual Meeting will be electing three Class I directors for three-year terms beginning at this Annual Meeting and expiring at the 2003 Annual Meeting. (For a description of the three classes of directors, see "Information About The Directors" beginning on page 11.) The three nominees who receive the most votes will be elected.

The following table contains background information about each of the Class I director nominees. For a description of their holdings of PTC's stock, see "How Much Stock is Owned by Directors and Officers?" beginning on page 10.

Class I Director Nominees:

                                                                        Director  Term
Name, Age, Principal Occupation, Business Experience and Directorships   Since   Expires
----------------------------------------------------------------------  -------- -------
Donald K. Grierson, age 65............................................    1987    2000
  Chief Executive Officer and President of ABB Vetco Gray, Inc., an
   oil services business, since May 1991; also director of Alpha
   Technologies Group, Inc.

Name, Age, Principal Occupation,                                 Director  Term
Business Experience and Directorships                             Since   Expires
-------------------------------------                            -------- -------
Oscar B. Marx, III, age 61......................................   1995    2000
  Chief Executive Officer and President of TMW Enterprises Inc.,
   an auto parts business, since July 1995; Chief Executive
   Officer and President of Electro--Wire Products, Inc., an
   electrical distribution company, from June 1994 to July 1995;
   Vice President--Automotive Components Group of Ford Motor
   Company from January 1988 to June 1994; also director of
   Amerigon Inc., Smtek International, Inc. and Tesma
   International Inc.

Noel G. Posternak, age 63.......................................   1989    2000
  Senior Partner in the law firm of Posternak, Blankstein &
   Lund, L.L.P. since 1980 practicing in the area of securities law and corporate finance.

The Board of Directors recommends that you vote FOR the election of Donald K. Grierson, Oscar B. Marx, III and Noel G. Posternak as Class I directors.

Proposal 2:  Approve an Amendment to Our Articles of Organization to Increase
             the Number of Authorized Shares of Common Stock We May Issue from 350,000,000 to 500,000,000

Our Board of Directors recommends that you approve the amendment to our Articles of Organization to increase the number of shares of common stock that we may issue from 350,000,000 to 500,000,000. The Board believes that increasing the number of authorized shares is essential to ensure that PTC continues to have an adequate number of shares of common stock available for future issuance. As of December 15, 1999, there were 274,178,008 shares of PTC common stock outstanding, 58,119,919 shares reserved for issuance under PTC's employee stock option plans, 1,477,497 shares reserved for issuance to former employees of companies we have acquired in order to replace their prior stock options, 2,185,805 shares reserved for issuance under our employee stock purchase plan and 740,000 shares reserved for issuance under our director compensation plans. In addition, we are asking the stockholders to approve our 2000 Equity Incentive Plan providing for the issuance of up to 11,500,000 shares.

At the 1997 Annual Meeting, our stockholders approved an increase in the number of authorized shares of common stock from 215,000,000 to 350,000,000. That increase permitted our Board to declare a two-for-one stock split of the common stock on February 12, 1998. Among other things, the 1997 increase also permitted us to make important acquisitions to expand our product and solution offerings, as well as to provide competitive compensation to key employees in a very tight market.

If the stockholders approve this increase, our Board would be able to issue stock for any valid corporate purpose that it may deem advisable, including stock splits and stock dividends, financings, funding employee benefit plans and acquisitions. Any of these actions could be taken without further stockholder approval, except to the extent required by state law or Nasdaq requirements for the particular transaction. Although the availability of additional shares of common stock provides desirable flexibility in carrying out corporate purposes, such availability, as well as the availability of preferred stock that the Board may issue on such terms as it selects, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, the issuance of additional shares of common stock could lead to the dilution of existing stockholders.

While we have no current plan to do another stock split, the proposed increase would give the Board flexibility to do so if conditions warrant. Although on occasion we may review potential acquisition candidates, we have no present commitments or agreements for any transactions involving the issuance of additional shares of common stock.

The Board of Directors believes that the amendment to the Articles of Organization is in the best interest of PTC and its stockholders and recommends a vote FOR approval of the amendment.

Proposal 3:  Approve Our 2000 Employee Stock Purchase Plan in Order to Obtain
             Beneficial Tax Treatment for Participants

Our Board of Directors approved PTC's 2000 Employee Stock Purchase Plan (the "2000 ESPP") on September 16, 1999. The first offering period commenced on October 1, 1999 and will end on March 31, 2000. We are requesting that the stockholders approve the 2000 ESPP for purposes of qualifying it under Section 423 of the Internal Revenue Code ("Section 423"). This will permit our employees to benefit from the favorable tax treatment described below. The Board of Directors believes this provides a potentially significant benefit to employees and is in the interests of PTC and its stockholders generally.

Why the 2000 Employee Stock Purchase Plan is Important

The 2000 ESPP gives our employees the opportunity and incentive to invest in PTC by purchasing shares of our common stock through convenient payroll deductions. The plan is intended to promote stock ownership among employees, which should lead to increased identification with stockholders' interests. It also serves an important compensation function. We previously used the 1991 Employee Stock Purchase Plan to achieve these goals, but that plan has expired. The Board reserved a total of 2,000,000 shares of common stock for issuance under the 2000 ESPP, subject to adjustment for stock splits and similar capital changes. The closing price of our common stock on November 30, 1999, as reported by the Nasdaq Stock Market, was $22.6875.

The following is a summary of the plan's principal features. A copy of the plan is printed as Appendix A to this Proxy Statement.

General

The 2000 ESPP is intended to qualify as an "employee stock purchase plan" under Section 423, although if it does not qualify because the stockholders do not give approval, that will not affect the employees' rights to purchase shares. Rights to purchase shares of common stock under the plan are granted at the discretion of a committee appointed by our Board of Directors, which also determines the frequency and duration of individual offerings under the plan and the date(s) when stock may be purchased. Offerings may last up to twenty-seven months, but we currently expect that each will last six months, the same offering period as under the 1991 Employee Stock Purchase Plan. All employees of PTC and its subsidiaries who have worked for a specified amount of time are eligible to participate in the 2000 ESPP.

Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment for any reason. The purchase price per share in any offering is 85% of the lower of the fair market value of the common stock on the first day or last day of the offering, and may be paid through regular payroll deductions, lump sum cash payments or a combination of both, as determined by the committee. An employee's purchases in any year are limited to the lessor of $25,000 worth of stock, determined by the fair market value of the common stock at the time the offering begins, or 15% of the employee's base pay (or such lesser percentage as the Board of Directors may fix). The 2000 ESPP terminates on September 30, 2009.

Federal Income Tax Consequences Relating to the 2000 Employee Stock Purchase
Plan

If the stockholders approve Section 423 treatment for the 2000 ESPP, participants will not realize taxable income at the commencement of an offering or at the time shares are purchased under the 2000 ESPP. Furthermore, if a participant holds shares purchased under the 2000 ESPP for at least two years from the offering commencement date, then upon sale of the shares, the participant will be treated as having received taxable compensation income of 15% of the fair market value of the stock at the commencement of the offering (or, if less, any amount realized on sale of such shares in excess of the purchase price). No deduction will be allowed to us for Federal income tax purposes upon the purchase of shares or, if the participant waits the prescribed period to sell, upon sale. However, if the participant does not wait the prescribed period to sell, he or she will be treated as having received taxable compensation income upon sale equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and we will be allowed to deduct that amount. In either case, any difference over or under the participant's tax cost (the purchase price plus the amount of taxable compensation income that the participant recognizes upon sale of the shares) will be treated as capital gain or loss.

Assuming stockholder approval, if a participant dies during the two-year holding period while owning shares purchased under the 2000 ESPP, 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death, and we would not be allowed a deduction for Federal income tax purposes.

If the stockholders do not approve our 2000 ESPP, a participant will be treated as having received taxable compensation income at the time of purchase equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and we will be allowed to deduct that amount.

The Board of Directors believes that the 2000 ESPP serves important goals for PTC and recommends that you vote FOR approval of the plan.

Proposal 4: Approve Our 2000 Equity Incentive Plan

The 2000 Equity Incentive Plan (the "2000 Equity Plan") is another important element of PTC's program to align employee motivation with our stockholders' interests and to provide appropriate equity compensation to employees. The plan was approved by the Board of Directors on September 16, 1999, although it will not be implemented until approved by the stockholders.

Why the 2000 Equity Incentive Plan is Important

We believe that the 2000 Equity Plan is essential for us to be able to attract, retain and motivate key personnel. Competition for top-notch software developers, sales personnel and other skilled employees has become more intense as Internet and other high tech companies proliferate at a rapid pace. Stock options and other equity grants historically have been a critical element of compensation and incentive for PTC employees. Indeed, in fiscal 1999, we granted options to approximately 77% of our employees. Equity incentives are equally common and important among our competitors and throughout the high technology industry, and the strength of the U.S. economy has only made equity more appealing to employees. Therefore, we continue to consider it crucial that we have in place appropriate equity plans for granting stock compensation to our employees. The 2000 Equity Plan will permit us to continue granting necessary stock compensation while expanding the types of equity awards we can grant, providing flexibility not available to us under our current plans.

Options also benefit us in a number of other ways. For example, they tie compensation to our performance; they conserve cash and reduce fixed costs; in most cases they result in no charge to reported earnings, either upon grant or exercise; they produce no dilution to earnings per share without an increase in the stock price that benefits shareholders generally; the exercise of options increases our capital; and we are entitled to a tax deduction upon the exercise of nonstatutory stock options or the disqualifying disposition of incentive stock options.

The following is a summary of the plan's principal features. A copy of the plan is printed as Appendix B to this Proxy Statement.

General

Common Stock available under   We have reserved 11,500,000 shares of our
2000 Equity Plan               common stock for issuance under the 2000 Equity
                               Plan. No awards have yet been made under the 2000 Equity Plan.

Administration
                               The 2000 Equity Plan is administered by a committee composed of two members of our Board who meet certain tests under the tax and securities laws for independence from PTC management. If there are not at least two such members, then the entire Board serves as the committee for purposes of the 2000 Equity Plan.

Types of Awards                Under the 2000 Equity Plan, the committee may
                               award stock options, stock appreciation rights, restricted and common stock.

Eligibility                    The committee may make awards to employees,
                               directors and consultants of our company and its subsidiaries based upon their anticipated contribution to the achievement of our objectives and other relevant matters. Because the awards will be within the discretion of the committee, it is not possible to predict to whom awards will be granted under the 2000
                               Equity Plan, or the amount of any awards.

Stock Options and Their        The committee may award incentive stock options
Terms                          qualifying under Section 422 of the Internal
                               Revenue Code ("ISOs") and nonstatutory stock options. The committee determines the terms of the option awards, including the amount, exercise price, vesting schedule and term, which may not exceed ten years. The per share exercise price of an option may not be less than the fair market value of a share of common stock on the date of grant, except that a nonstatutory stock option granted to a newly hired employee or consultant may have a lower exercise price so long as it is not less than 100% of fair market value on the date the person accepts PTC's offer of employment or the date employment begins, whichever is lower.

                               A participant may pay the exercise price of an option in cash or, if permitted by the committee, other consideration, including by surrendering common stock he or she holds.

Stock Appreciation Rights      The committee may grant stock appreciation
                               rights, or "SARs," which are rights to receive any excess in value of shares of common stock over the exercise price. We expect that these would be granted primarily to non-U.S.
                               employees who may be subject to adverse stock option taxation rules. The Committee shall determine at or after the time of grant whether
                               SARs are settled in cash, common stock or other securities of PTC, awards or other property and may define the manner of determining the excess in value of the shares of common stock.

Restricted and Common Stock    The committee may make awards of common stock
                               subject to certain restrictions during a specified period, such as the participant's continued service with the company or the company's achieving certain financial goals.
                               The participant generally will forfeit the shares if the specified conditions are not met.
                               PTC holds the shares during the restriction period, and the participant cannot transfer the shares before termination of that period. The participant is, however, entitled to vote the shares and receive any dividends during the restriction period. The committee may also award common stock without restrictions to recognize outstanding achievements or as a supplement to restricted stock awards when the company's performance exceeds established financial goals. The committee determines what, if anything, the participant must pay to receive such a stock award, but the number of shares that may be granted under the 2000 Equity Plan for less than fair market value is limited to 10% of the shares authorized under the plan.

Limitations on Individual      The committee may not in any calendar year
Grants                         grant to any person options or stock
                               appreciation rights representing more than
                               2,000,000 shares of common stock, nor more than 500,000 shares of performance-based restricted or unrestricted stock awards. These limits are subject to adjustment for changes in the company's structure or capitalization that affect the number of shares of common stock outstanding.

Termination of Service         The committee determines the effect on an award
                               of the disability, death, retirement or other termination of service of a participant in the 2000 Equity Plan.

Transferability                The committee has the authority to permit
                               participants to transfer any award, provided that ISOs may be transferable only to the extent permitted by the tax code.

Change in Capitalization       If there is a change in the company's
                               capitalization that affects its outstanding common stock, the aggregate number of shares that are reserved for issuance under the plan, as well as the number of shares subject to outstanding options, SARs and restricted and common stock awards, together with option and SAR exercise prices, will be adjusted by the committee to preserve the benefits intended to be provided under the plan.

Change in Control              The committee may act to preserve a
                               participant's rights under an award in the event of a change in control of the company by, among other things, accelerating any time period relating to the exercise or payment of the award, causing the award to be assumed by another entity or providing for compensating payments to the participant.

Amendment or Repricing of      The committee may amend or terminate any
Outstanding Awards             outstanding award, for which the respective
                               participant's consent would be required unless the amendment would not materially and adversely affect the participant. However, the committee may not, without stockholder approval, amend any outstanding option to reduce the exercise price or replace it with an option at a lower exercise price.

Amendment of the Plan          The Board of Directors may amend, suspend or
                               terminate the 2000 Equity Plan, subject to any stockholder approval it deems necessary or appropriate. For example, under provisions currently applicable to PTC, the board may not increase the number of shares of common stock issuable under the plan (except in the case of a recapitalization, stock split or similar event) without stockholder approval.

Federal Income Tax Consequences Relating to Stock Options

Incentive Stock Options. A participant does not realize taxable income upon the grant or exercise of an ISO under the 2000 Equity Plan.

If a participant does not dispose of shares received upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, then (a) upon sale of the shares, any amount realized in excess of the exercise price is taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss and (b) we may not take a deduction for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the participant.

If shares of common stock acquired upon the exercise of an ISO are disposed of before the end of the one and two-year periods described above (a "disqualifying disposition") then the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price. We would be entitled to deduct that amount. Any further gain realized by the participant would be taxed as a short-term or long-term capital gain and would not result in any deduction for the company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the participant at the time a nonstatutory option is granted. Upon exercise, the participant realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. We would receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction by the company.

A participant who receives any accelerated vesting or exercise of options or stock appreciation rights or accelerated lapse of restrictions on restricted stock in connection with a change in control might be deemed to have received an "excess parachute payment" under federal tax law. In such cases, the participant may be subject to an excise tax and the company may be denied a tax deduction.

The Board of Directors recommends that you vote FOR the approval of the 2000 Equity Incentive Plan.

Other Matters

While the Notice of Meeting calls for transaction of any other business that may further or relate to the matters described in the Notice, the Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the Annual Meeting, the persons named in the accompanying proxy will vote, or otherwise act, in accordance with their judgment on such matters.

                 INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Which Stockholders Own at Least 5% of PTC?

The following table shows all persons we know to be beneficial owners of at least 5% of PTC common stock as of October 31, 1999. "Beneficial owners" of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the Securities and Exchange Commission by each of the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

                                       Number of Shares    Percentage of Common
                                     Beneficially Owned(1) Stock Outstanding(2)
                                     --------------------- --------------------
Putnam Investments, Inc.(3).........      32,852,944               12.1%
 One Post Office Square
 Boston, MA 02109
T. Rowe Price Associates, Inc.(4)...      30,035,414               11.1%
 100 E. Pratt Street
 Baltimore, MD 21202
Oak Associates, ltd.(5).............      20,589,000                7.6%
 3875 Embassy Parkway
 Akron, OH 44333

--------
  The footnotes for this table appear below the next table.

How Much Stock is Owned by Directors and Officers?

The following table shows the PTC common stock beneficially owned by PTC's directors and executive officers named in the Summary Compensation Table, as well as all current directors and executive officers as a group, as of October 31, 1999.

                                       Number of Shares     Percentage of Common
                                   Beneficially Owned(1)(6) Stock Outstanding(2)
                                   ------------------------ --------------------
Robert N. Goldman................            35,000                   *
Donald K. Grierson...............            25,000                   *
C. Richard Harrison(7)...........         3,261,598                 1.2%
Oscar B. Marx, III(8)............           183,100                   *
Michael E. Porter................           439,240                   *
Noel G. Posternak................            55,000                   *
Steven C. Walske(9)..............         3,364,000                 1.2%
James P. Baum....................           179,974                   *
Barry Cohen......................           157,742                   *
Edwin J. Gillis..................         1,060,548                   *
All directors, nominees for
 director, and executive officers
 as a group (12 persons).........         8,992,689                 3.2%

--------

 *Less than 1% of outstanding shares of common stock.

(1) This describes shares as beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he or she beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2) For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding includes the 271,068,732 shares outstanding as of October 31, 1999 and any shares subject to options held by the person or entity in question that are exercisable on or before December 30, 1999.
(3) Putnam Investments, Inc. ("PI") has filed a SEC Schedule 13G reporting the above stock ownership as of January 26, 1999, a copy of which has been sent to PTC. Stock reported as being beneficially owned by PI consists of stock held in client accounts of subsidiaries of PI that are registered investment advisors. PI and its subsidiaries share voting power with respect to 517,761 shares and share investment power with respect to all such shares. One of those entities, Putnam Investment Management, Inc., One Post Office Square, Boston, MA 02109, reports beneficial ownership of 30,539,944 of the shares beneficially owned by PI, over which it has shared investment power and no voting power.
(4) These shares are owned by various individual and institutional investors (including T. Rowe Price Science and Technology Fund, 100 E. Pratt Street, Baltimore, MD, which owns 14,000,000 shares, or 5.2% of the outstanding shares), for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser. Price Associates has sole investment power for the entire holding of 30,035,414 shares and sole voting power with respect to 3,333,822 shares. Price Associates disclaims beneficial ownership of all such shares.
(5) Oak Associates, ltd. ("Oak") has filed a SEC Schedule 13G reporting the above stock ownership as of February 12, 1999, a copy of which has been sent to PTC. Oak is a registered investment advisor, in which capacity it has sole voting power and shared investment power over all such shares.
(6) The amounts listed include the following shares of common stock that may be acquired on or before December 30, 1999 through the exercise of options: Mr. Porter, 419,000 shares; Mr. Marx, 175,000 shares; Mr. Posternak, 55,000 shares; Mr. Goldman, 35,000 shares; Mr. Grierson, 15,000 shares; Mr. Walske, 2,090,000 shares; Mr. Harrison, 2,884,740 shares; Mr. Gillis, 1,051,000 shares; Mr. Cohen, 157,742 shares; Mr. Baum 173,897 shares; and all directors and executive officers as a group, 7,283,129 shares.
(7) 9,160 shares are held jointly by Mr. Harrison with his spouse.
(8) 8,000 shares are held by the O.B. Marx, III Revocable Trust. 100 shares are custodial shares held by Mr. Marx's spouse for a minor relative.
(9) 25,000 shares are held by a foundation of which Mr. Walske is co-trustee with shared voting and investment powers. Mr. Walske disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders--our directors, executive officers and 10%-or-greater stockholders-- file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes. They must also provide us with copies of the reports.

Based on our review of all reports furnished to us, we believe that all of our insiders complied with their filing requirements for 1999.

                        INFORMATION ABOUT THE DIRECTORS

Who are Our Directors?

Our Board of Directors is divided into three classes with staggered three-year terms. There are currently three Class I directors, two Class II directors and two Class III directors, whose terms expire, respectively, at the 2000, 2001 and 2002 Annual Meetings of Stockholders. The Class I directors, who are described on pages 3 and 4, are nominated for re-election at this Annual Meeting. The Class II and III directors will continue in office following the Annual Meeting. The following table contains some information about each of the Class II and III directors. You will find information on director holdings of PTC stock in the section called "How Much Stock is Owned by Directors and Officers?" beginning on page 10.

Name, Age, Principal Occupation, Business Experience and      Director  Term
Directorships                                                  Since   Expires
--------------------------------------------------------      -------- -------
Class II Directors

Michael E. Porter, age 52....................................   1995    2001
 Professor at Harvard Business School since 1973; also
 director of R&B Falcon Corporation and ThermoQuest Corporation.

Steven C. Walske, age 47.....................................   1986    2001
 Chairman of the Board of Directors of PTC since August
 1994; Chief Executive Officer of PTC since December 1986;
 President of PTC from December 1986 to August 1994;
 also director of Synopsys, Inc.

Class III Directors

C. Richard Harrison, age 44..................................   1994    2002
 President and Chief Operating Officer of PTC since August
 1994; Senior Vice President of Sales and Distribution of PTC
 from September 1991 to August 1994.

Robert N. Goldman, age 50....................................   1991    2002
 Chief Executive Officer and President of Object Design,
 Inc., a software developer, since November 1995;
 Chairman of the Board of Trinzic Corporation, a
 software developer, from June 1986 to August 1995;
 also director of Citrix Systems, Inc. and Object Design, Inc.

Board Meetings

PTC's Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met six times during 1999. All directors attended 100% of the Board meetings.

Are Our Directors Independent?

Each non-employee member of the Board of Directors is an "independent director" under the current rules of the Nasdaq Stock Market. None is, or has ever been, an employee of PTC or any subsidiary, although we have hired Professor Porter from time to time as a speaker and organizer of executive management seminars on our behalf. The terms of that arrangement for fiscal 1999 are described in "Certain Business Relationships" on page 14. The Nasdaq Stock Market has proposed new rules to govern the qualifications of the members of our Audit Committee. Under the proposed rules, Professor Porter would not be considered "independent" as a result of his speaking and organizing activities for us. However, our Board has determined that these activities do not interfere with his ability to exercise independent judgment in carrying out his responsibilities and that, in light of Professor's Porter's unique knowledge, background and financial acumen, his continued membership on the Audit Committee is required in the best interests of PTC and its stockholders.

The Committees of the Board

The Board has three standing committees: the Audit, Compensation and Stock Option Committees.

The Audit Committee

The Audit Committee considers and recommends the selection of our independent accountants, reviews the performance of the independent accountants in the annual audit and in assignments unrelated to the audit and reviews the fees of the independent accountants. The Committee also meets privately, outside the presence of PTC management, with the independent accountants to discuss our internal accounting control policies and procedures and reports on such meetings to our Board of Directors. The Audit Committee's mandate is set out in a charter that is reviewed and approved by the Board of Directors.

Messrs. Marx, Porter (Chairman), and Posternak currently serve as members of the Audit Committee. This committee met six times during fiscal 1999. Mr. Porter was unable to attend two of the six meetings.

The Compensation and Stock Option Committees

The Compensation Committee provides recommendations to the Board of Directors regarding executive and employee compensation and administers PTC's bonus programs, stock option plans and employee stock purchase plans. Each year, as the SEC requires, the Committee reports to you on executive compensation. The Committee's report for 1999 is printed below on pages 17 to 18.

Messrs. Goldman (Chairman) and Grierson currently serve as members of the Compensation Committee. This committee met twice during fiscal 1999.

During fiscal 1999, Messrs. Goldman (Chairman) and Grierson also constituted the Officers' Stock Option Committee, which grants stock options to executive officers of the company. The Officers' Stock Option Committee met once during fiscal 1999.

How We Compensate Our Directors

Annual Cash Fee                We compensate directors who are not employees
                               of PTC or our subsidiaries with an annual cash fee of $10,000 per year.

Annual Stock Option Award      We also grant each non-employee director 15,000
                               stock options on the date of each annual meeting. These options have an exercise price equal to the fair market value of our stock on the Nasdaq Stock Market on the date of grant.
                               The options vest annually in four equal parts beginning on the first anniversary of the grant date and expire ten years from the grant date.
                               The options stop vesting when the director no longer serves on the PTC board.

Stock Option Award to          We grant each new non-employee director 40,000
New Board Members              stock options at the time of initial election
                               to the Board on the same terms as the annual option grants described above.

Meeting Fees                   We also pay each non-employee director meeting
                               fees of:

                                  $2,000 for attendance at each Board meeting;
                                  and

                                  $1,000 for attendance at each meeting of the Audit or Compensation Committee held.

Expenses PTC reimburses all directors for travel and other related expenses incurred in attending Board and committee meetings.

Directors who are PTC          We do not compensate our employees for service
Employees                      as a director.

Information About Certain Insider Relationships

Compensation Committee Interlocks and Insider Participation

Robert N. Goldman serves on both the Compensation Committee and the Officers' Stock Option Committee of the Board of Directors. During a portion of our last fiscal year, Steven C. Walske, PTC's Chairman and Chief Executive Officer, served on the Board of Directors of Object Design, Inc., a software development company whose Chief Executive Officer and President is Mr. Goldman. Mr. Walske resigned from the Object Design, Inc. Board on February 23, 1999.

Certain Business Relationships

Professor Michael E. Porter has a consulting arrangement with PTC under which he aids in the development of and participates in a series of executive management seminars sponsored by PTC. In lieu of his customary honoraria for these services, in 1999 Mr. Porter received an option to purchase 100,000 shares of PTC's common stock at an exercise price of $14.1875 per share, the fair market value of our common stock on the date of grant. The option became exercisable as to 50% of the shares on each of April 5, 1999 and July 5, 1999.

The spouse of David R. Friedman, our Senior Vice President, General Counsel and Clerk, is a partner in the law firm of Jackson, Lewis, Schnitzler & Krupman, which has provided legal services to PTC since before Mr. Friedman became an executive officer. We incurred approximately $118,330 in fees for such services during the fiscal year ended September 30, 1999 and anticipate engaging Jackson, Lewis during fiscal 2000.

                   INFORMATION ABOUT EXECUTIVE COMPENSATION

The tables on pages 15 through 17 show salaries, bonuses and other compensation paid during the last three fiscal years, options granted in fiscal 1999, options exercised in fiscal 1999 and option values as of year-end fiscal 1999 for the Chief Executive Officer and our next four most highly compensated executive officers.

Summary Compensation Table

                                                            Long-Term
                                                          Compensation
                                 Annual Compensation         Awards
                               ------------------------ -----------------
Name and Principal                                      Shares Underlying     All Other
Position                  Year Salary($)(1) Bonus($)(2)    Options(#)     Compensation($)(3)
------------------        ---- ------------ ----------- ----------------- ------------------
Steven C. Walske........  1999   375,000       200,000        500,000           5,000
Chairman of the Board of  1998   345,000             0      1,000,000           5,000
 Directors
and Chief Executive       1997   345,000       385,000      1,200,000           4,750
 Officer

C. Richard Harrison.....  1999   375,000       200,000        500,000           5,000
President and Chief       1998   345,000             0      1,000,000           5,000
 Operating Officer
                          1997   290,000       385,000      1,200,000           4,750

Edwin J. Gillis.........  1999   280,000       210,000        300,000           5,000
Executive Vice            1998   250,000       150,000        400,000           5,000
 President,
Chief Financial Officer   1997   250,000       225,000        400,000           4,750
 and Treasurer

Barry Cohen(4)..........  1999   250,000       150,000        200,000           2,885
Executive Vice            1998   179,500     1,203,107        420,000               0
 President, Marketing

James P. Baum...........  1999   150,000       150,000        200,000           3,727
Executive Vice            1998   110,250        70,000        234,000           5,000
 President,
Research and Development  1997    87,500        42,000        180,000           3,640

--------
(1) Salary includes amounts deferred pursuant to our 401(k) Savings Plan.
(2) Amounts shown are earned and accrued during the fiscal years indicated and paid after the end of each fiscal year. The bonus paid to Mr. Cohen in fiscal 1998 includes $1,103,117 that was paid in connection with his severance arrangement with Computervision Corporation following our merger with them in January 1998.
(3) Amounts shown are our matching contributions made under the 401(k) Savings Plan.
(4) Mr. Cohen joined PTC in January 1998.

Option Grants in Fiscal 1999

                                                                               Potential Realizable
                                                                                      Value
                                                                                at Assumed Annual
                                                                               Rates of Stock Price
                                                                                  Appreciate for
                                           Individual Grants                      Option Term(2)
                         ----------------------------------------------------- --------------------
                                            Percentage
                                             of Total
                                             Options
                                            Granted to
                          Number of Shares  Employees    Exercise
                         Underlying Options for Fiscal    Price     Expiration
          Name             Granted(#)(1)     Year(%)   Per Share($)    Date    5%($)(3)  10%($)(3)
          ----           ------------------ ---------- ------------ ---------- --------- ----------
Steven C. Walske........      500,000         3.2525     15.5625     9/16/09   4,893,100 12,401,300
C. Richard Harrison.....      500,000         3.2525     15.5625     9/16/09   4,893,600 12,401,300
Edwin J. Gillis.........      300,000         1.9515     15.5625     9/16/09   2,936,160  7,440,780
Barry Cohen.............      200,000         1.3010     15.5625     9/16/09   1,957,440  4,960,520
James P. Baum...........      200,000         1.3010     15.5625     9/16/09   1,957,440  4,960,520

--------
(1) The exercise price of each option is 100% of the fair market value of our common stock on the date the option was granted. The exercise price may be paid in cash or, subject to certain limitations for shares previously acquired upon exercise of options, in shares of common stock, or in a combination of cash and shares. All options granted to the named executive officers are exercisable in four equal annual installments, commencing one year after the date of grant and may become exercisable sooner as described in "Employment Agreements With Executive Officers" on pages 19 to 20.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of our common stock. No gain to the optionees is possible without an increase in the price of our common stock, which will benefit all stockholders proportionately.
(3) In order to realize the potential values over the ten-year option term set forth in the 5% and 10% columns of this table, the per share price of the common stock at the end of the option term would be as follows:

                                                                     Percentage
                                            Prices at:             Increases at:
        Date of      Exercise Price       ---------------------    --------------------
         Grant       per Share ($)        5%($)       10%($)        5%          10%
        -------      --------------       -----       ------       -----       -----
        9/16/99         15.5625           25.35       40.37           63         159

Aggregated Option Exercises During Fiscal 1999 and Year-End Option Values

                                                           Number of Shares        Value of Unexercised
                                                        Underlying Unexercised     In-the-Money Options
                             Shares                      Options at FY-End(#)         at FY-End($)(2)
                            Acquired        Value      ------------------------- -------------------------
          Name           on Exercise(#) Realized($)(1) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           -------------- -------------- ------------------------- -------------------------
Steven C. Walske........        0              0               2,040,000/                3,206,961/
                                                               2,050,000                 2,671,875
C. Richard Harrison.....        0              0               2,834,740/                6,908,629/
                                                               2,050,000                 2,671,875
Edwin J. Gillis.........        0              0               1,026,000/                  356,250/
                                                                 900,000                 1,068,750
Barry Cohen.............        0              0                 157,742/                  106,875/
                                                                 521,930                   320,625
James P. Baum...........        0              0                 165,897/                   94,250/
                                                                 473,499                   267,188

--------
(1) Market value of the underlying shares on the date of exercise less the option exercise price.
(2) Market value of shares covered by in-the-money options on September 30, 1999 ($13.50) less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors consists of two outside directors. The two outside directors also serve as the Officers' Stock Option Committee to grant stock options to executive officers. The compensation for our executive officers is set by our Board of Directors, after consideration of the Compensation Committee's recommendations.

Executive Compensation Programs

Our executive compensation programs, which contain no special perquisites, consist of three principal elements: base salary, cash bonus and stock options. Our objective is to emphasize incentive compensation in the form of bonuses and stock option grants, rather than base salary. Our Board of Directors sets the annual base salary for executives after consideration of the recommendations of the Compensation Committee. Prior to making its recommendations, the Compensation Committee reviews historical compensation levels of the executives, evaluates past performance and assesses expected future contributions of the executives. In making the determinations regarding base salaries, the Committee considers generally available information regarding salaries prevailing in the industry but does not tie salaries to any particular indices.

We maintain incentive plans under which executive officers (including the Chief Executive Officer) are paid cash bonuses after the end of each fiscal year. The bonuses under the incentive plans are based in part on our achievement of certain financial targets established by our Board of Directors before the start of each fiscal year.

The incentive plans for fiscal 1999 set forth several performance factors including, for each participating officer, earnings per share and revenue. Because PTC's earnings per share did not reach the target for the year, Messrs. Walske and Harrison were not eligible to receive a cash bonus under our incentive plans in 1999. However, in order to acknowledge and reward them for their significant contributions to PTC in 1999 and to bring their total compensation more in line with that of their peers in the industry, the Compensation Committee increased their salary for fiscal 2000 and awarded them non-incentive plan bonuses for fiscal 1999. Messrs. Baum, Cohen and Gillis received portions of their bonuses under their specific incentive plans as a result of achievements unrelated to earnings per share and revenue targets. Mr. Baum was also awarded an additional non-incentive plan bonus in recognition of his special contributions in 1999.

Total compensation for executive officers also includes long-term incentives offered by stock options, which are generally provided through initial stock option grants at the date of hire and periodic additional stock option grants. Stock options are instrumental in promoting the alignment of long-term interests between our executive officers and stockholders due to the fact that executives realize gains only if the stock price increases over the fair market value at the date of grant and the executives exercise their options. In determining the amount of such grants, the Officers' Stock Option Committee considered the contributions of each executive to our overall success in fiscal 1999, the responsibilities to be assumed in the upcoming fiscal year, the appropriate incentives for the promotion of our long-term growth and grants to other executives in the industry holding comparable positions as well as the executive's position within our company. It has been our practice to fix the exercise price of options, which generally become exercisable in equal annual installments over a period of four years commencing one year after the date of grant, at 100% of the fair market value on the date of grant. Therefore, the long-term value realized by executives through option exercises can be directly linked to the enhancement of stockholder value.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. This provision excludes certain forms of "performance based compensation," including stock options, from the compensation taken into account for the purposes of that limit. The Committee believes that, although it is desirable for executive compensation to be tax deductible whenever in the Committee's judgment that would be consistent with the objectives pursuant to which the particular compensation is paid, we should compensate our executive officers fairly in accordance with the guidelines discussed in this report and not be unduly limited by the anticipated tax treatment. Accordingly, the total compensation paid to an executive officer in any year may exceed the amount that is deductible. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

Chief Executive Officer Compensation

Mr. Walske's performance was evaluated, and his compensation determined, in accordance with the factors described above applicable to executive officers generally. For the fiscal year ended September 30, 1999, Mr. Walske's base salary was increased $30,000 after remaining unchanged in 1998. The Committee recommended and the Board approved a $25,000 salary increase for fiscal 2000. As discussed above, Mr. Walske was awarded a non-incentive plan cash bonus in the amount of $200,000 in 1999. In addition, the Officers' Stock Option Committee granted Mr. Walske options to purchase 500,000 shares of PTC's common stock. The amount of his bonus and option grant reflect Mr. Walske's overall contribution to PTC during fiscal 1999 in positioning PTC for future growth and the significant contributions that PTC anticipates he will make in the future, as well as the factors applicable to executive officers generally described above.

                                          Compensation Committee

                                          Robert N. Goldman, Chairman
                                          Donald K. Grierson

Stock Performance Graph

The Stock Performance Graph set forth below compares the cumulative stockholder return on our common stock from September 30, 1994 to September 30, 1999, with the cumulative total return of the Nasdaq (U.S. Companies) Index and the Nasdaq Computer & Data Processing Index (approximately 540 companies) over the same period. The Stock Performance Graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 30, 1994 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

                              [GRAPH APPEARS HERE]

                               9/30/94 9/30/95 9/29/96 9/30/97 9/30/98 9/30/99
Parametric Technology
Corporation (PTC).............    $100    $185    $297    $265    $121    $162
Nasdaq (U.S. Companies) Index
(Nasdaq)......................     100     138     164     225     229     372
Nasdaq Computer & Data
Processing Index (NC&D).......     100     160     199     269     349     586

Employment Agreements with Executive Officers

Agreement with Mr. Walske

Mr. Walske has an agreement that provides him with certain benefits in the event of a termination of his employment under certain circumstances and upon the occurrence of certain events. If we elect to terminate his employment (other than for "cause," as defined in the agreement), or cause a "change in status" (which, as defined in the agreement, includes a diminution in title, responsibilities or compensation), he is entitled to receive (i) during the six-month period following such an event (or until such earlier date as he commences employment with another company), a salary at a rate equal to two times the highest annual salary (excluding bonuses) received by him in the prior six months and (ii) provided he remains employed with us for such six-month period, a bonus equal to his most recent fiscal year-end bonus. The agreement also provides that the outstanding options he holds under our option plans become exercisable (i) in full upon a "change in control" (which in general includes (a) any person or entity becoming the beneficial owner of 50% or more of the voting power of PTC, (b) a change in a majority of our directors or (c) the approval by the stockholders of a merger or consolidation in which our stockholders do not have majority voting power of the surviving entity, our liquidation or a sale or disposition of all or substantially all of our assets or upon the death or disability of Mr. Walske) and (ii) for the number of shares of Common Stock for which they would have otherwise become exercisable had his employment continued for one year following a termination of his employment without "cause" or a "change in status."

Agreement with Mr. Harrison

Mr. Harrison has an agreement with PTC that provides him with certain benefits in the event of a termination of his employment under certain circumstances and upon the occurrence of certain events. The benefits provided under this agreement are substantially similar to those described above for Mr. Walske, except for the following: in the event we elect to terminate his employment without "cause," or effect a "change in status," there is no provision for a bonus to be paid to Mr. Harrison.

Agreements with Messrs. Cohen and Gillis

PTC has entered into similar agreements with Messrs. Cohen and Gillis which provide that (i) in the event we terminate their employment without "cause," they are entitled to receive, during the six-month period following notice of termination (or until such earlier date as they commence employment with another company), a salary at a rate equal to the highest annual salary (excluding bonuses) received in the prior six months and (ii) in the event of a change in control of PTC, their outstanding options under PTC's option plans become exercisable in full.

                        INFORMATION ABOUT OUR AUDITORS

PricewaterhouseCoopers LLP served as PTC's independent accountants for fiscal 1999 and has reported on our 1999 consolidated financial statements. The Board of Directors has re-appointed PricewaterhouseCoopers LLP for fiscal year 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                    INFORMATION ABOUT STOCKHOLDER PROPOSALS

If you wish to submit proposals to be presented at the 2001 Annual Meeting of Stockholders, we must receive them on or before September , 2000 to be included in our proxy statement for that meeting. Please address your proposals to: David R. Friedman, Clerk, Parametric Technology Corporation, 128 Technology Drive, Waltham, Massachusetts 02453. In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposals by Certified Mail-Return Receipt Requested.

Proxies may confer discretionary authority to vote on any matter of which we receive notice after November , 2000, without the matter being described in the proxy statement.

                                          By Order of the Board of Directors,

                                          DAVID R. FRIEDMAN, Senior Vice
                                           President, General Counsel and
                                           Clerk

January  , 2000

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

                                                                     APPENDIX A

                       PARAMETRIC TECHNOLOGY CORPORATION

                       2000 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.

  This 2000 Employee Stock Purchase Plan (the "Plan") is adopted by Parametric Technology Corporation (the "Company") to provide Eligible Employees who wish to become shareholders of the Company an opportunity to purchase shares of Common Stock, par value $.01 per share, of the Company ("Common Stock"). The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423; provided that, if and to the extent authorized by the Board, the fact that the Plan does not comply in all respects with the requirements of Section 423 shall not affect the operation of the Plan or the rights of Employees hereunder.

2. Certain Definitions.

  As used in this Plan:

    (a) "Board" means the Board of Directors of the Company, and "Committee" means the Compensation Committee of the Board or such other committee as the Board may appoint from time to time to administer the Plan.

    (b) "Coordinator" means the officer of the Company or other person charged with day-to-day supervision of the Plan as appointed from time to time by the Board or the Committee.

    (c) "Designated Beneficiary" means a person designated by an Employee in the manner prescribed by the Committee or the Coordinator to receive certain benefits provided in this Plan in the event of the death of the Employee.

    (d) "Eligible Employee" with respect to any Offering hereunder means any Employee who, as of the Offering Commencement Date for such Offering:

      (i) has been a Full-time Employee of the Company or any of its Subsidiaries for not less than 80 days; and

      (ii) would not, immediately after any right to acquire Shares in such Offering is granted, own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary corporation, determined in accordance with Section 423.

    (e) "Employee" means an employee (as that term is used in Section 423) of the Company or any of its Subsidiaries.

    (f) "Fair Market Value" of a Share shall mean the fair market value of a shares of Common Stock, as determined by the Committee.

    (g) "Full-time Employee" is an Employee whose customary employment is for more than (i) 20 hours per week and (ii) five months, in the calendar year during which the respective Offering Commencement Date occurs.

    (h) "Offering" is an offering of Shares pursuant to Section 5 of the Plan.

    (i) "Offering Commencement Date" means the date on which an Offering under the Plan commences, and "Offering Termination Date" means the date on which an Offering under the Plan terminates.

    (j) "Purchase Date" means each date on which the rights granted under the Plan may be exercised for the purchase of Shares.

    (k) "Section 423" and subdivisions thereof refer to Section 423 of the Code or any successor provision(s).

    (l) "Shares" means the shares of Common Stock issuable under the Plan.

    (m) "Subsidiary" means a subsidiary corporation, as defined in Section 424 of the Code, of the Company the Employees of which are designated by the Board of Directors or the Committee as eligible to participate in the Plan.

3. Administration of the Plan.

  The Committee shall administer, interpret and apply all provisions of the Plan as it deems necessary or appropriate, subject, however, at all times to the final jurisdiction of the Board of Directors. The Board may in any instance perform any of the functions of the Committee hereunder. The Committee may delegate administrative responsibilities to the Coordinator, who shall, for matters involving the Plan, be an ex officio member of the Committee. Determinations made by the Committee and approved by the Board of Directors with respect to any provision of the Plan or matter arising in connection therewith shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives.

4. Shares Subject to the Plan.

  The maximum aggregate number of Shares that may be purchased upon exercise of rights granted under the Plan shall be 2,000,000 plus the number of shares, if any, previously approved by the Company's stockholders for issuance under the Company's 1991 Employee Stock Purchase Plan that remain unissued as of the termination of the final offering under that plan. Appropriate adjustments in such amount, the number of Shares covered by outstanding rights granted hereunder, the securities that may be purchased hereunder, the Exercise Price, and the maximum number of Shares or other securities that an employee may purchase (pursuant to Section 8 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan; provided that any fractional Share otherwise issuable hereunder as a result of such an adjustment shall be adjusted downward to the nearest full Share. Any agreement of merger or consolidation involving the Company will include appropriate provisions for protection of the then existing rights of participating employees under the Plan. Either authorized and unissued Shares or treasury Shares may be purchased under the Plan. If for any reason any right under the Plan terminates in whole or in part, Shares subject to such terminated right may again be subjected to a right under the Plan.

5. Offerings; Participation.

  (a) From time to time, the Company, by action of the Committee, will grant rights to purchase Shares to Eligible Employees pursuant to one or more Offerings, each having an Offering Commencement Date, an Offering Termination Date, and one or more Purchase Dates as designated by the Committee. No Offering may last longer than twenty-seven (27) months or such longer period as may then be consistent with Section 423. The Committee may limit the number of Shares issuable in any Offering, either before or during such Offering.

  (b) Participation in each Offering shall be limited to Eligible Employees who elect to participate in such Offering in the manner, and within the time limitations, established by the Committee. No person otherwise eligible to participate in any Offering under the Plan shall be entitled to participate if he or she has elected not to participate. Any such election not to participate may be revoked only with the consent of the Committee.

  (c) An Employee who has elected to participate in an Offering may make such changes in the level of payroll deductions as the Committee may permit from time to time, or may withdraw from such Offering, by giving written notice to the Company before any Purchase Date. No Employee who has withdrawn from participating in an Offering may resume participation in the same Offering, but he or she may participate in any subsequent Offering if otherwise eligible.

  (d) Upon termination of a participating Employee's employment for any reason, including retirement but excluding death or disability (as defined in Section 22(e)(3) of the Code) while in the employ of the Company or a Subsidiary, such Employee will be deemed to have withdrawn from participation in all pending Offerings.

  (e) Upon termination of a participating Employee's employment because of disability or death, the Employee or his or her Designated Beneficiary, if any, as the case may be, shall have the right to elect, with respect to each Offering in which the Employee was then participating, by written notice given to the Coordinator within 30 days after the date of termination of employment (but not later than the next applicable Purchase Date for each Offering), either (i) to withdraw from such Offering or (ii) to exercise the Employee's right to purchase Shares on the next Purchase Date of such Offering to the extent of the accumulated payroll deductions or other contributions in the Employee's account as the date of termination of employment. If no such election with respect to any Offering is made within such period, the Employee shall be deemed to have withdrawn from such Offering on the date of termination of employment. The foregoing election is not available to any person, such as a legal representative, as such, other than the Employee of a Designated Beneficiary.

6. Exercise Price.

  The rights granted under the Plan shall be exercised and Shares shall be purchased at a price per Share (the "Exercise Price") determined by the Committee from time to time; provided that the Exercise Price shall not be less than eighty-five percent (85%) of the Fair Market Value of a Share on (a) the respective Offering Commencement Date or (b) the respective Purchase Date, whichever is lower.

7. Exercise of Rights; Method of Payment.

  (a) Participating Employees may pay for Shares purchased upon exercise of rights granted hereunder through regular payroll deductions, by lump sum cash payment, by delivery of shares of Common Stock valued at Fair Market Value on the date of delivery, or a combination thereof, as determined by the Committee from time to time. No interest shall be paid upon payroll deductions or other amounts held hereunder (whether or not used to purchase Shares) unless specifically provided for by the Committee. All payroll deductions and other amounts received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such amounts.

  (b) Subject to any applicable limitation on purchases under the Plan, and unless the Employee has previously withdrawn from the respective Offering, rights granted to a participating Employee under the Plan will be exercised automatically on the Purchase Date of the respective Offering coinciding with the Offering Termination Date, and the Committee may provide that such rights may at the election of the Employee be exercised on one or more other Purchase Dates designated by the Committee within the period of the Offering, for the purchase of the number of whole Shares that may be purchased at the applicable Exercise Price with the accumulated payroll deductions or other amounts contributed by such Employee as of the respective Purchase Date. Fractional Shares will not be issued under the Plan, and any amount that would otherwise have been applied to the purchase of a fractional Share shall be retained and applied to the purchase of Shares in the following Offering unless the respective Employee elects otherwise. The Company will deliver to each participating Employee a certificate representing the shares of Common Stock purchased within a reasonable time after the Purchase Date.

  (c) Any amounts contributed by an Employee or withheld from the Employee's compensation that are not used for the purchase of Shares, whether because of such Employee's withdrawal from participation in an Offering (voluntarily, upon termination of employment, or otherwise) or for any other reason, except as provided in Section 7(b), shall be repaid to the Employee or his or her Designated Beneficiary or legal representative, as applicable, within a reasonable time thereafter unless the Employee is eligible to and does elect to apply such amounts to the purchase of Shares in the next Offering to commence after the date of withdrawal.

  (d) The Company's obligation to offer, sell and deliver Shares under the Plan at any time is subject to (i) the approval of any governmental authority required in connection with the authorized issuance or sale of such Shares,
(ii) satisfaction of the listing requirements of any national securities exchange or securities market on which the Common Stock is then listed, and
(iii) compliance, in the opinion of the Company's counsel, with all applicable federal and state securities and other laws.

8. Limitations on Purchase Rights.

  (a) Any provision of the Plan or any other employee stock purchase plan of the Company or any subsidiary (collectively, "Other Plans") to the contrary notwithstanding, no Employee shall be granted the right to purchase Common Stock (or other stock of the Company and any subsidiary) under the Plan and all Other Plans at a rate that exceeds an aggregate of $25,000 (or such other maximum as may be prescribed from time to time by Section 423) in Fair Market Value of such stock (determined at the time the rights are granted) for each calendar year in which any such right is outstanding.

  (b) An Employee's participation in any one or a combination of Offerings under the Plan shall not exceed such additional limits as the Committee may from time to time impose.

9. Tax Withholding.

  Each participating Employee shall pay to the Company or the applicable Subsidiary, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of the purchase or disposition of Shares no later than the date of the event creating the tax liability. In the Committee's discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of Shares to the Company, including Shares purchased under the Plan, valued at Fair Market Value on the date of delivery. The Company or the applicable Subsidiary may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Employee or withhold Shares purchased hereunder, which shall be valued at Fair Market Value on the date of withholding.

10. Participant's Rights as Shareholders and Employees.

  (a) No participating Employee shall have any rights as a shareholder in the Shares covered by a right granted hereunder until such right has been exercised, full payment has been made for such Shares, and the Share certificate is actually issued.

  (b) Each Employee is an employee-at-will (that is to say that either the Employee or the Company or any Subsidiary may terminate the employment relationship at any time for any reason or no reason at all) unless and only to the extent provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Subsidiary. Neither the adoption, maintenance, nor operation of the Plan nor any grant of rights hereunder shall confer upon any Employee any right with respect to the continuance of his/her employment with the Company or any Subsidiary nor shall they interfere with the rights of the Company or Subsidiary to terminate any Employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any Employee from one position to another within the Company or any Subsidiary.

11. Rights Not Transferable.

  Rights under the Plan are not assignable or transferable by a participating Employee other than by will or the laws of descent and distribution and, during the Employee's lifetime, are exercisable only by the Employee. The Company may treat any attempted inter vivos assignment as an election to withdraw from all pending Offerings.

12. Amendments to or Termination of the Plan.

  The Board shall have the right to amend, modify or terminate the Plan at any time without notice, subject to any stockholder approval that the Board determines to be necessary or advisable; provided that the rights of Employees hereunder with respect to any ongoing or completed Offering shall not be adversely affected.

13. Governing Law.

  Subject to overriding federal law, the Plan shall be governed by and interpreted consistently with the laws of the Commonwealth of Massachusetts.

14. Effective Date and Term.

  This Plan will become effective October 1, 1999, and no rights shall be granted hereunder after September 30, 2009.

                                                                     APPENDIX B

                       PARAMETRIC TECHNOLOGY CORPORATION

                          2000 EQUITY INCENTIVE PLAN

1. Purpose.

  The purpose of the Parametric Technology Corporation 2000 Equity Incentive Plan (the "Plan") is to attract and retain directors and key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company's Common Stock. Certain capitalized terms used herein are defined in Section 9 below.

2. Administration.

  The Plan shall be administered by the Committee; provided, that the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee's decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3. Eligibility.

  All directors and all employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4. Stock Available for Awards.

  (a) Amount. Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 11,500,000 shares of Common Stock, provided that no more than 10% of the maximum number of shares authorized from time to time to be issued hereunder may be granted as Restricted Stock or unrestricted stock Awards for consideration less than 100% of the Fair Market Value of the Common Stock on the date of the respective grant. If any Award expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

  (b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and
(iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award.

  (c) Limit on Individual Grants. The maximum number of shares of Common Stock subject to Options and Stock Appreciation Rights that may be granted to any Participant in the aggregate in any calendar year shall not exceed 2,000,000, and the maximum number of shares of Common Stock that may be granted as Restricted Stock or unrestricted stock Awards, with respect to which performance goals apply under Section 7 below, to any Participant in the aggregate in any calendar year shall not exceed 500,000, subject to adjustment under subsection (b).

5. Stock Options.

  (a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options ("Options") to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder ("Incentive Stock Options") and (ii) not intended to comply with such requirements ("Nonstatutory Stock Options"). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant, provided that a Nonstatutory Stock Option granted to a new employee or consultant in connection with the hiring of such person may have a lower exercise price so long as it is not less than 100% of Fair Market Value on the date the person accepts the Company's offer of employment or the date employment commences, whichever is lower. No Options may be granted hereunder more than ten years after the effective date of the Plan.

  (b) Terms and Conditions. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

  (c) Payment. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of a note or other commitment satisfactory to the Committee or shares of Common Stock owned by the optionee valued at their Fair Market Value on the date of delivery, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine.

6. Stock Appreciation Rights.

  (a) Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price ("Stock Appreciation Rights" or "SARs"). The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.

  (b) Exercise Price. The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. An SAR may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of the grant, provided that such an SAR granted to a new employee or consultant in connection with the hiring of such person may have a lower exercise price so long as it is not less than 100% of Fair Market Value on the date the person accepts the Company's offer of employment or the date employment commences, whichever is lower.

7. Stock Awards.

  (a) Grant of Restricted or Unrestricted Stock Awards. The Committee may grant shares of Common Stock subject to forfeiture ("Restricted Stock") and determine the duration of the period (the "Restricted Period") during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant's Designated Beneficiary. The Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time.

  (b) Performance Goals. The Committee may establish performance goals for the granting of Restricted Stock or unrestricted stock Awards or the lapse of risk of forfeiture of Restricted Stock. Such performance goals may be based on earnings per share, revenues, sales or expense targets of the Company or any subsidiary, division or product line thereof, stock price, or such other business criteria as the Committee may determine. Shares of Restricted Stock or unrestricted stock may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

8. General Provisions Applicable to Awards.

  (a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

  (b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

  (c) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

  (d) Termination of Service. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of service of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

  (e) Change in Control. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

  (f) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

  (g) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee's discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

  (h) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

  (i) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required (a) if such action would terminate, or reduce the number of shares issuable under, an Option, unless any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is accelerated before such termination or reduction, in which case the Committee may provide for the Participant to receive cash or other property equal to the net value that would be received upon exercise of the terminated Option or the eliminated portion, as the case may be, and (b) in any other case, unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. The Committee shall not, without further approval of the stockholders of the Company, authorize the amendment of any outstanding Option to reduce the exercise price. Furthermore, no Option shall be canceled and replaced with Options having a lower exercise price without approval of the stockholders of the Company.

9. Certain Definitions.

  "Affiliate" means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

  "Award" means any Option, Stock Appreciation Right or Restricted Stock granted under the Plan.

  "Board" means the Board of Directors of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

  "Committee" means one or more committees each comprised of not less than two members of the Board appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act or an "outside director" within the meaning of Section 162(m) of the Code, respectively.

  "Common Stock" or "Stock" means the Common Stock, $.01 par value, of the Company.

  "Company" means Parametric Technology Corporation, a Massachusetts corporation.

  "Covered Employee" means a "covered employee" within the meaning of Section 162(m) of the Code.

  "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, "Designated Beneficiary" means the Participant's estate.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

  "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

  "Participant" means a person selected by the Committee to receive an Award under the Plan.

  "Reporting Person" means a person subject to Section 16 of the Exchange Act.

10. Miscellaneous.

  (a) No Right To Employment. No person shall have any claim or right to be granted an Award. Each employee of the Company or any of its Affiliates is an employee-at-will (that is to say that either the Participant or the Company or any Affiliate may terminate the employment relationship at any time for any reason or no reason at all) unless and only to the extent provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Affiliate. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

  (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

  (c) Effective Date. The Plan shall be effective on the date it is approved by the stockholders.

  (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

  (e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

              TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE

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                       PARAMETRIC TECHNOLOGY CORPORATION
                 PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS
                               FEBRUARY 10, 2000

The undersigned, having received notice of and the Proxy Statement relating to the 2000 Annual Meeting of Stockholders to be held on February 10, 2000 at 9:00 a.m. at the Boston-Newton Marriott Hotel, 2345 Commonwealth Avenue, Newton, MA 02466, and revoking all prior proxies, hereby appoint(s) Edwin J. Gillis and David R. Friedman, and each of them acting singly, with full power of substitution, as proxies to represent and vote on behalf of the undersigned, as designated below, all shares of common stock, $.01 par value per share, of Parametric Technology Corporation (PTC) that the undersigned would be entitled to vote if personally present at the 2000 Annual Meeting of Stockholders and any adjournment or adjournments thereof (the "Annual Meeting"). THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF A CHOICE IS NOT SPECIFIED WITH RESPECT TO ANY OF THE ABOVE PROPOSALS, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this Proxy unless the undersigned shall revoke this Proxy in writing and shall vote in person at the Annual Meeting.

EACH STOCKHOLDER SHOULD SIGN THIS PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PTC.

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE COMMENTS?

---------------------------------            ---------------------------------

---------------------------------            ---------------------------------


                                                                ----------------
                                                                SEE REVERSE SIDE
                                                                ----------------

Instructions for Voting Your Proxy

Parametric Technology Corporation is now offering stockholders of record three alternative ways of voting your proxies:

 . By Telephone (using a touch-tone telephone)
 . Through the Internet (using a browser)
 . By Mail (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

----------------
TELEPHONE VOTING  Available only until 5:00 p.m. Eastern time on
----------------
February 9, 2000

 . This method of voting is available for residents of the U.S. and Canada
 . On a touch tone telephone, call TOLL FREE 1-800-848-7964, 24 hours a day,
  7 days a week
 . You will be asked to enter ONLY the CONTROL NUMBER shown below
 . Have your proxy card ready, then follow the simple recorded instructions. . Your vote will be confirmed and cast as you directed

---------------
INTERNET VOTING  Available only until 5:00 p.m. Eastern time on February 9, 2000
---------------

 . Visit our Internet voting Website at http://www.cybervote.georgeson.com . Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen
 . You will incur only your usual Internet charges, if applicable.

--------------
VOTING BY MAIL
--------------

 . Mark, sign and date the attached proxy card and return it in the postage-paid envelope enclosed
 . If you vote by telephone or the Internet, please do not mail your proxy card.

              ----------------                  ----------------
               COMPANY NUMBER                    CONTROL NUMBER
              ----------------                  ----------------

              TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE

-------------------------------------------------------------------------------

[X]  Votes must be indicated, as
     in Example to the left, in
     Black or Blue Ink.

-------------------------------------------------------------------------------
THE DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEMS 2 AND 3.
-------------------------------------------------------------------------------

                                FOR ALL            WITHHOLD
                                Nominees         AUTHORITY to           FOR ALL
                                 Listed          vote for all           EXCEPT*
1. Election of Directors:
   Donald K. Grierson,            [_]                [_]                  [_]
   Oscar B. Marx, III and
   Noel G. Posternak

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "FOR ALL EXCEPT" box and write that nominee's name on the space provided.

*Exceptions
            -----------------------------------------------------------------

                                                FOR     AGAINST     ABSTAIN
2. Approve Increase in PTC's Authorized
   Shares of common stock to 500,000,000.       [_]       [_]         [_]

                                                FOR     AGAINST     ABSTAIN
3. Approve PTC's 2000 Employee Stock
   Purchase Plan.                               [_]       [_]         [_]

                                                FOR     AGAINST     ABSTAIN
4. Approve PTC's 2000 Equity Incentive Plan.    [_]       [_]         [_]

DATE:                                                                    , 2000
     --------------------------------------------------------------------

-------------------------------------------------------------------------------

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SIGNATURE(S)

Please sign name(s) exactly as appearing on your stock certificate. If shares are held jointly, each joint owner should personally sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.